ITEX Corporation Announces Results of Annual Meeting

Re-election of Board Members

Bellevue, WA – December 19, 2008 – ITEX Corporation (OTCBB: ITEX), The Membership Trading CommunitySM, a leading marketplace for cashless business transactions in North America, today announced that at its annual meeting of stockholders held earlier today at its headquarters in Bellevue, Washington, all of its current members of the board of directors were re-elected to serve for an additional one-year term. The election of directors was the only item of business acted upon by stockholders at the meeting.

The Board members are:

Steven White of Bellevue, Washington. CEO of ITEX Corporation.
Eric Best of Seattle, Washington. CEO of Mercent Corporation.
John Wade of San Francisco, California. Former CFO of Aptimus, Inc.

Steven White, Chairman and CEO stated, “The Board appreciates the confidence our stockholders have shown in our board.  ITEX has made excellent progress since our tenure began in early 2003.  We look forward to executing on our strategy and will continue to work diligently to create increased value for our member base, broker network, and stockholders.”

About ITEX

ITEX, The Membership Trading CommunitySM, is a thriving network of participating member businesses.  Members increase sales through an exclusive distribution channel managed by franchisees, licensees and corporate-owned locations, by utilizing ITEX dollars to exchange goods and services.  ITEX is powered by ITEX Payment Systems, the leading payment technology platform for processing cashless business transactions.  ITEX is headquartered in Bellevue, WA.  For more information, please visit ITEX’s website at www.itex.com.  We routinely post important information on the investor relations portion of our website.

Contact:
Alan Zimmelman
ITEX Corporation
425.463.4017
alan@itex.com

Budd Zuckerman
Genesis Select
303-415-0200
bzuckerman@genesisselect.com

This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release) and comments within the safe harbor provisions established under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation:  the continuing development of successful marketing strategies for our concepts; our ability to increase revenues and sustain profitability; the availability of adequate working capital; our dependence both on key personnel and our franchise network; and the effect of changes in the overall economy and in technology. Statements in this release should be evaluated in light of these factors.  These risk factors and other important factors that could affect our business and financial results are discussed in our periodic reports and filings with the Securities and Exchange Commission, including our Forms 10-K and Forms 10-Q, which are available at www.sec.gov. All information set forth in this release is as of December 19, 2008, and ITEX undertakes no duty to update this information.

For more information, please visit www.itex.com